Exhibit 8.2

[POLSINELLI LETTERHEAD]

July 17, 2017

FelCor Lodging Trust Incorporated

125 E. John Carpenter Freeway, Suite 1600

Irving, Texas 75062

Ladies and Gentlemen:

We have acted as REIT tax counsel to FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), in connection with the merger of the Company into Rangers Sub I, LLC, a Maryland limited liability company (“REIT Merger Sub”) and a wholly owned subsidiary of RLJ Lodging Trust, L.P., a Delaware limited partnership (“Parent LP”), pursuant to an Agreement and Plan of Merger, dated as of April 23, 2017 (the “Merger Agreement”), by and among RLJ Lodging Trust, a Maryland real estate investment trust (“RLJ”), Parent LP, REIT Merger Sub, Rangers Sub II, LP, a Delaware limited partnership, the Company, and FelCor Lodging Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). We are providing this opinion letter regarding the Company’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-), as amended, of RLJ, including the joint proxy statement/prospectus forming a part thereof filed with the Securities and Exchange Commission on June 2, 2017 (the “Registration Statement”). All terms not defined herein have the same meaning as used in the Merger Agreement.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”)(1), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS

(1)  All “Section” references herein are to the Code unless otherwise indicated.

or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering our opinion, we have examined only the following, collectively referred to as the “Reviewed Documents”, which constitute all of the documents, agreements and instruments that we have deemed necessary or appropriate to deliver this opinion:

(1) the Registration Statement;

(2) the Company’s Annual Report on Form 10-K, dated February 24, 2017, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K/A, dated April 28, 2017;

(3) the Merger Agreement;

(4) certain organizational documents of the Company and certain of its subsidiaries listed in the Management Representation Letter (defined below);

(5) the income and asset REIT Compliance calculations for the taxable years 2007 through 2016 and the short taxable year ending the date hereof, as attached to the Management Representation Letter;

(6) the calculations of the annual distributions for the taxable years 2007 through 2016 and the short taxable year ending the date hereof;

(7) the 2007 through 2015 Federal income tax returns of the Company and FelCor TRS Holdings, L.L.C. (“TRS Holdings”), and the 2012 through 2015 Federal income tax returns of Knickerbocker TRS, LLC (“Knickerbocker TRS”);

(8) the organizational charts of the Company, as attached to the Management Representation Letter;

(9) the list of properties owned by the Company, as attached to the Management Representation Letter;

(10) the leases listed on the Management Representation Letter (the “Leases”);

(11) (i) the Section 482 Analysis of Adjustments to Intercompany Base Rent, dated February 16, 2011, from Ernst & Young LLP (“E&Y”) to the Company; (ii) the Section 482 Review of Intercompany Lease Rates, dated as of March 13, 2012, from E&Y to the Company;  (iii) the Section 482 Review of Intercompany Lease Rates, dated as of December 7, 2012, from E&Y to the Company; and (iv) the Lease Planning Memorandum, dated January 22, 2015, from E&Y to the Company (collectively, the “E&Y Studies”), as attached to the Management Representation Letter;

(12) the Prohibited Transaction Analyses as attached to the Management Representation Letter; and

(13) the Management Representation Letter.

The opinion set forth in this letter is premised on, among other things, the written representations of the Company, and, to the extent set forth in the Management Representation Letter, of the Operating Partnership, TRS Holdings, and Knickerbocker TRS, contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the Company, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Management Representation Letter.

In this regard, we have assumed with your consent the following:

(1)                                 that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms, except that for taxable years beginning with the taxable year ending December 31, 2010 the amounts of the rental payments due and paid under the Leases have been determined based on the E&Y Studies;

(2)                                 the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)                                 that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)                                 that all Reviewed Documents have been duly authorized, executed, and delivered by all parties thereto, each of the Reviewed Documents is enforceable against the parties thereto in accordance with their respective terms, and all of the parties to the Reviewed Documents timely perform their obligations thereunder.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion set forth below, we are of the opinion that:

for each of its taxable years beginning with its taxable year ended December 31, 2007 through and including its taxable year ended December 31, 2016, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the Company’s current organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending on the REIT Merger Effective Time.

Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g)) through the REIT Merger Effective Time, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c)) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including qualifying rents from real property. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. Accordingly, the accuracy of our opinion is entirely dependent on the Company’s representations contained in the Management Representation Letter, regarding, among other things, its gross income and the value and composition of its assets during the taxable years beginning with its taxable year ended December 31, 2007 and ending on the REIT Merger Effective Time.

The opinion rendered herein is in accordance with American Bar Association Formal Opinion No. 346 (Revised), dated January 29, 1982.  The opinion rendered herein is issued in accordance with Section 10.37 of Treasury Department Circular 230, 31 C.F.R. Part 10 (“Circular 230”), which provide standards for providing written tax advice. Section 10.37 of Circular 230 provide generally that a practitioner rendering written tax advice must have the appropriate level of knowledge, skill, thoroughness, and preparation necessary for the matter for which he or she is engaged, and must (i) base the written advice on reasonable factual and legal assumptions (including assumptions as to future events), (ii) reasonably consider all relevant facts and circumstances that the practitioner knows or reasonably should know, (iii) use reasonable efforts to identify and ascertain the facts relevant to written advice on each federal tax matter, (iv) not rely upon representations, statements, findings, or agreements (including projections, financial forecasts, or appraisals) of the taxpayer or any other person if reliance on them would be unreasonable, (v) relate applicable law and authorities to facts, and (vi) not, in evaluating a federal tax matter, take into account the possibility that a tax return will not be audited or that a matter will not be raised on audit. We believe that we have complied with Circular 230 in rendering the advice contained in this letter.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. Without limiting the foregoing, this opinion letter may not be relied upon for satisfaction of the conditions to the Mergers set forth in Section 7.2(e) of the Merger Agreement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion or changes in law subsequent to the effective date of the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to Polsinelli PC under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC